Exhibit a(1)
OFFER TO PURCHASE
IMPORTANT NOTICE
IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the attached offer to purchase (as it may be supplemented or amended from time to time, the “Offer to Purchase”) and you are therefore required to read this disclaimer page carefully before accessing, reading or making any other use of the Offer to Purchase. By accessing, reading or making any other use of the Offer to Purchase, you agree (in addition to giving the representations below) to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from HSBC Holdings plc in its capacity as offeror, and HSBC Bank plc in its capacity as the Dealer Manager or Global Bondholder Services Corporation in its capacity as the Information Agent or their respective affiliates or agents as a result of such access.
Capitalized terms used but not otherwise defined in this disclaimer shall have the meaning given to them in the Offer to Purchase.
THE OFFER TO PURCHASE MAY NOT BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. THE OFFER TO PURCHASE MAY ONLY BE DISTRIBUTED TO PERSONS TO WHOM IT IS OTHERWISE LAWFUL TO SEND THE OFFER TO PURCHASE. ANY FORWARDING, DISTRIBUTION OR REPRODUCTION OF THE OFFER TO PURCHASE IN WHOLE OR IN PART IS UNAUTHORIZED. FAILURE TO COMPLY WITH THESE REQUIREMENTS MAY RESULT IN A VIOLATION OF THE APPLICABLE LAWS OF THE UNITED STATES OR OTHER JURISDICTIONS.
Confirmation of your representation: In order to be eligible to view the Offer to Purchase or make an investment decision with respect to the Offer (as defined below), you must be able to participate lawfully in the invitation by the Company (as defined below) to holders of the Securities (as defined below) to tender their Securities for purchase by the Company on the terms and subject to the conditions set out in the Offer to Purchase, including the offer and distribution restrictions set out therein (see “Offer Restrictions”). The Offer to Purchase was sent at your request and by accessing the Offer to Purchase you shall be deemed to have represented to the Company, the Dealer Manager and the Information Agent that:
(i)you are a holder or a beneficial owner of 6.000% Perpetual Subordinated Contingent Convertible Securities (Callable May 22, 2027 and Every Five Years Thereafter) issued by the Company (CUSIP No. 404280 BL2 / ISIN: US404280BL25);
(ii)you are a person to whom it is lawful to send the Offer to Purchase and to make an invitation pursuant to the Offer under all applicable laws;
(iii)you consent to delivery of the Offer to Purchase to you by electronic transmission; and
(iv)you are not a person or entity with whom dealings are prohibited or restricted under any sanctions enforced by any Sanctions Authority (as defined in “Description of the Offer—Other Matters” in the Offer to Purchase).
The Offer to Purchase has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of transmission and consequently none of the Company, the Dealer Manager, the Information Agent or any person who controls, or any director, officer, employee, agent or affiliate of, any such person accepts any liability or responsibility whatsoever in respect of any difference between the Offer to Purchase distributed to you in electronic format and the hard copy version available to you on request from the Information Agent.
Any materials relating to the Offer do not constitute, and may not be used in connection with, any form of offer or solicitation in any place where such offers or solicitations are not permitted by law. In those jurisdictions where securities or other laws require the Offer to be made by a licensed broker or dealer and the Dealer Manager or, where the context so requires, any of their respective affiliates are such licensed brokers or dealers in that jurisdiction, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager or affiliate (as the case may be) in such jurisdiction.
Restrictions: Nothing in this electronic transmission constitutes an offer to buy or the solicitation of an offer to sell securities in any circumstances in which such offer or solicitation would be unlawful.
The distribution of the Offer to Purchase in certain jurisdictions may be restricted by law. Persons into whose possession the Offer to Purchase comes are required by the Company, the Dealer Manager and the Information Agent to inform themselves about, and to observe, any such restrictions.

HSBC Holdings plc
Offer to Purchase for Cash up to $1,000,000,000 Aggregate Principal Amount of the Outstanding $3,000,000,000 6.000% Perpetual Subordinated Contingent Convertible Securities (Callable May 22, 2027 and Every Five Years Thereafter) (the “Securities”) subject to the New Issue Condition

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M. (NEW YORK CITY TIME) ON NOVEMBER 19, 2026, UNLESS EXTENDED OR EARLIER TERMINATED BY US IN OUR SOLE DISCRETION (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). SECURITIES TENDERED FOR PURCHASE MAY BE VALIDLY WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION TIME (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DATE”), BUT NOT THEREAFTER, UNLESS EXTENDED OR EARLIER TERMINATED BY US IN OUR SOLE DISCRETION AS DESCRIBED BELOW.

Upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any supplements or amendments hereto, the “Offer Documents”), HSBC Holdings plc (“HSBC Holdings,” “the Company,” “we” or “us”), hereby offers to purchase for cash up to $1,000,000,000 aggregate principal amount (such amount, as may be increased or decreased by the Company in its sole discretion, including following the pricing of the New Securities, as defined below, the “Maximum Tender Amount”) of the outstanding Securities listed below. We refer to the offer to purchase the Securities as the “Offer”. As of the date of this Offer to Purchase, the aggregate outstanding principal amount of Securities subject to the Offer is $3,000,000,000.

Title of Securities	CUSIP / ISIN	First Optional Redemption Date	Principal Amount Outstanding	Purchase Price(1)	Consideration(2)	Maximum Tender Amount(3)
6.000% Perpetual Subordinated Contingent Convertible Securities (Callable May 22, 2027 and Every Five Years Thereafter)	CUSIP: 404280 BL2 ISIN: US404280BL25	May 22, 2027	$3,000,000,000	100.50%	$1,005.00 per $1,000.00 of principal amount tendered and accepted for purchase	$1,000,000,000 in aggregate principal amount
(1) The Purchase Price shall be 100.50% of the principal amount of the Securities accepted for purchase pursuant to the Offer.
(2) The Securities may be tendered only in an aggregate principal amount of $200,000 and in integral multiples of $1,000 in excess thereof. Holders who tender less than all of their Securities must continue to hold at least $200,000 in principal amount of Securities.
(3) Subject to the right of the Company to increase or decrease the Maximum Tender Amount in its sole discretion, including following the pricing of the New Securities.
Subject to applicable law and limitations described elsewhere in this Offer to Purchase, HSBC Holdings reserves the right to increase or decrease the Maximum Tender Amount, including following the pricing of the New Securities, and to amend, extend or, to the extent the conditions described herein are not satisfied or waived, terminate the Offer at any time at or prior to the Expiration Time. If we exercise any such right to amend, modify or waive the terms or conditions of the Offer, we will give written notice thereof to the Information Agent and will make a public announcement thereof as promptly as practicable and as required by applicable law. We will also extend the Offer if required by applicable law. See “Description of the Offer—Expiration Time; Extensions.”
Concurrently with the launch of the Offer made pursuant to this Offer to Purchase, the Company launched a proposed new issuance (the “Proposed Issuance”) of one series of perpetual subordinated contingent convertible securities (the “New Securities”) which are not subject to the Offer made hereby. No assurance can be given that the Proposed Issuance will be completed.
The Offer is subject to various conditions, as described in this Offer to Purchase, including the successful closing, on terms and conditions reasonably satisfactory to us, of the Proposed Issuance at or prior to the Expiration Time (the “New Issue Condition”). See “Description of the Offer—Conditions to the Offer.”
Subject to the Maximum Tender Amount and provided that all conditions to the Offer have been satisfied or waived by us at or prior to the Expiration Time, we will settle all Securities validly tendered at or prior to the Expiration Time and accepted for purchase on the settlement date, which is expected to be the third Business Day (as defined below) after the Expiration Time, or November 24, 2026, unless extended or earlier terminated by us in our sole discretion (such date and time, as the same may be extended, the “Settlement Date”).
The consideration payable by us for each $1,000 principal amount of Securities validly tendered at or prior to the Expiration Time and not validly withdrawn and accepted by us (the “Consideration”) will be equal to $1,005.00 per $1,000.00 of principal amount accepted. In addition to the Consideration, Holders (as defined below) whose Securities are accepted for purchase will be paid a cash amount equal to accrued and unpaid interest on such Securities (excluding any interest cancelled or deemed to have been cancelled pursuant to the terms of the Securities) from, and including, the last interest payment date for such Securities to, but not including, the Settlement Date, rounded to the nearest cent (such amount, the “Accrued Interest”). The

Securities may be subject to proration if the aggregate principal amount of Securities validly tendered and not validly withdrawn would, if accepted in full, exceed the Maximum Tender Amount.
HSBC Bank plc is acting as dealer manager for the Offer (the “Dealer Manager”) and Global Bondholder Services Corporation is acting as the information agent (in such capacity, the “Information Agent”) and the depositary (in such capacity, the “Depositary”).
Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of the Offer or passed upon the adequacy or accuracy of this Offer to Purchase. Any representation to the contrary is a criminal offense.
This Offer to Purchase contains important information that should be read before any decision is made with respect to the Offer. In particular, see “Risk Factors” on page 5 for a discussion of certain factors you should consider in connection with the Offer.
Dealer Manager
HSBC Bank plc
The date of this Offer to Purchase is November 5, 2026

i

IMPORTANT INFORMATION
We hereby make the Offer to all Holders to purchase, upon the terms and subject to the conditions set forth in the Offer Documents, the outstanding Securities listed in the table on the front cover of this Offer to Purchase. Subject to applicable law and limitations described elsewhere in the Offer Documents, we expressly reserve the right to increase or decrease the Maximum Tender Amount, including following the pricing of the New Securities, and/or to amend, extend or, if any of the conditions described herein is not timely satisfied or waived, terminate the Offer.
We are responsible for the information contained and incorporated by reference in the Offer Documents we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information appearing in the Offer Documents we prepare or authorize, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
The distribution of the Offer Documents in certain jurisdictions may be restricted by law. The Offer Documents do not constitute an offer or solicitation on our behalf, or on behalf of the Dealer Manager, to purchase Securities in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation. Persons into whose possession this Offer to Purchase comes are required by us and the Dealer Manager to inform themselves about and to observe any such restrictions. This Offer to Purchase may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such offer or solicitation.
All of the Securities are held in book-entry form through the facilities of The Depository Trust Company (“DTC”). Because only a registered holder (a “Holder”) may tender Securities, a beneficial owner of Securities must instruct the broker, dealer, commercial bank, trust company or other nominee that holds Securities on its behalf to tender Securities on such beneficial owner’s behalf. Holders must tender their Securities in accordance with the procedures set forth under “Description of the Offer—Procedures for Tendering Securities.” DTC has authorized DTC participants that hold Securities on behalf of beneficial owners of Securities through DTC to tender their Securities as if they were Holders. If you desire to tender Securities through DTC, you must do so through DTC’s Automated Tender Offer Program (“ATOP”), for which the Offer will be eligible. Neither Holders nor beneficial owners of tendered Securities will be obligated to pay brokerage fees or commissions to us, the Dealer Manager or the Information Agent.
In the event that the Offer is withdrawn or otherwise not completed, Consideration will not be paid or become payable to Holders who have validly tendered their Securities in connection with the Offer. In any such event, Securities previously tendered pursuant to the Offer will be promptly returned to the tendering Holder.
Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth under “Dealer Manager; Information Agent.” Additional copies of this Offer to Purchase and other related materials may be obtained from the Information Agent. Beneficial owners may also contact their brokers, dealers, custodian banks, depositories, trust companies or other nominees through which they hold the Securities with questions and requests for assistance.
None of HSBC Holdings, the Dealer Manager, the Depositary, The Bank of New York Mellon, London Branch as trustee (the “Trustee”), HSBC Bank USA, National Association as paying agent (the “Paying Agent”) and calculation agent (the “Calculation Agent”), the Information Agent, or any of their respective affiliates, makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Securities, and none of them has authorized any person to make any such recommendation.
Prior to making an investment decision, you should consider carefully, in light of your own financial circumstances and investment objectives, all the information contained in this Offer to Purchase (including the information incorporated by reference) and related documents and any amendments or supplements. You must rely on your own examination of HSBC Holdings and the terms of the Offer, including the merits and
i

risks involved. You should not consider any information in this Offer to Purchase to be legal, business or tax advice. You should consult your own counsel, accountant and other advisers as to legal, tax, business, financial and related aspects of an acceptance of the Offer.
The Trustee and the Paying Agent have not been engaged in any role in connection with this Offer to Purchase and have no responsibility whatsoever for the Offer to Purchase, the adequacy or accuracy of the information contained herein or the accuracy of any calculations relating to this Offer to Purchase. Any and all questions regarding this Offer to Purchase should be directed to the Dealer Manager or the Information Agent.
No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, such information or representation may not be relied upon as having been authorized by us, the Dealer Manager, the Depositary, the Trustee, the Paying Agent, the Calculation Agent or the Information Agent. The delivery of this Offer to Purchase will not, under any circumstance, create any implication that the information herein is current as of any time subsequent to the date hereof or that there has been no change in the affairs of HSBC and its subsidiaries since the date of this Offer to Purchase.
After the expiration of the tenth business day following the Expiration Time, HSBC Holdings or its affiliates may from time to time purchase additional Securities in the open market, in privately negotiated transactions, through tender offers, exchange offers or otherwise, or we may redeem Securities pursuant to the terms of the indenture governing the Securities. Any future purchases may be on the same terms or on terms that are more or less favorable to Holders of Securities than the terms of the Offer and, in either case, could be for cash or other consideration. Any future purchases will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) HSBC Holdings or its affiliates will choose to pursue in the future.
The Dealer Manager or its affiliates may from time to time purchase additional Securities for their own account or the accounts of their customers in the open market or in privately negotiated transactions.
The applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the Offer in, from or otherwise involving the United Kingdom (the “UK”).
Concurrently with the launch of the Offer made pursuant to this Offer to Purchase, HSBC Holdings launched the Proposed Issuance. No assurance can be given that the Proposed Issuance will be completed.
It is expected that the Offer will be financed with cash on hand.
Notwithstanding any other provision of this Offer to Purchase, the consummation of the Offer and our obligation to accept for purchase, and to pay for, Securities validly tendered (and not validly withdrawn) pursuant to the Offer are subject to (a) the Maximum Tender Amount, (b) proration, if any, and (c) the satisfaction or waiver of the New Issue Condition and the other conditions set forth in “Description of the Offer—Conditions to the Offer.” Subject to applicable law, we reserve the right to increase or decrease the Maximum Tender Amount, including following the pricing of the New Securities, and to amend or waive any of the conditions of the Offer, in whole or in part, at any time or from time to time, in our sole discretion. If we exercise any such right to amend, modify or waive the terms or conditions of the Offer, we will give written notice thereof to the Information Agent and will make a public announcement thereof as promptly as practicable and as required by applicable law. We will also extend the Offer if required by applicable law.
There are no guaranteed delivery provisions provided for by the Company in order to tender Securities in the Offer. For more information regarding the procedures for tendering your Securities, see “Description of the Offer—Procedures for Tendering Securities.”

IMPORTANT DATES AND TIMES
Holders of the Securities should be aware of the following times and dates pertaining to the Offer. Holders should note that the times and dates below are subject to change.

Date	Calendar Date and Time	Event
Launch Date	At or prior to 10:00 a.m. (New York City time) on November 5, 2026.	Commencement of the Offer.

Withdrawal Date	5:00 p.m. (New York City time) on November 19, 2026, unless extended or earlier terminated by us in our sole discretion.
The deadline for Holders to properly withdraw tenders of their Securities. If a tender of Securities is properly withdrawn, the Holder will not receive any Consideration on the Settlement Date (unless that Holder validly re-tenders such Securities at or prior to the Expiration Time and the Securities are accepted by HSBC Holdings).

Expiration Time	5:00 p.m. (New York City time) on November 19, 2026, unless extended or earlier terminated by us in our sole discretion.
The date and time by which Holders must validly tender Securities in order to be eligible to receive the Consideration and Accrued Interest for such Securities on the Settlement Date.
We will announce the results of the Offer on the following Business Day.

Settlement Date	We expect the Settlement Date to occur on November 24, 2026, unless extended or earlier terminated by us in our sole discretion.
The date we will deposit with DTC the amount of cash necessary to pay, and DTC will pay, to each Holder the Consideration for the Securities tendered at or prior to the Expiration Time and accepted for purchase, together with an amount equal to any Accrued Interest thereon.

The above times and dates are subject to our right to amend, extend, and/or, if any of the conditions described herein are not timely satisfied or waived, terminate the Offer (subject to applicable law and as provided in this Offer to Purchase). If we exercise any such right to amend, modify or waive the terms or conditions of the Offer, we will give written notice thereof to the Information Agent and will make a public announcement thereof as promptly as practicable and as required by applicable law. We will also extend the Offer if required by applicable law. Holders of Securities are advised to check with any bank, securities broker or other intermediary through which they hold Securities as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to participate in, or withdraw their instruction to participate in, the Offer before the deadlines specified in this Offer to Purchase. The deadlines set by any such intermediary and DTC for the submission and withdrawal of tender instructions will be earlier than the relevant deadlines specified above.

CERTAIN DEFINITIONS AND PRESENTATION OF FINANCIAL AND OTHER DATA
Definitions
As used in this Offer to Purchase, the terms “HSBC Holdings,” “the Company,” “we,” “us” and “our” refer to HSBC Holdings plc. “HSBC Group” and “HSBC” mean HSBC Holdings together with its subsidiary undertakings.
Presentation of Financial Information
The annual consolidated financial statements of the HSBC Group comply with UK-adopted international accounting standards and with the requirements of the UK Companies Act 2006, and have also applied international financial reporting standards adopted pursuant to Regulation (EC) No 1606/2002 as it applies in the European Union (“EU”). These financial statements are also prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”), including interpretations issued by the IFRS Interpretations Committee, as there are no applicable differences from IFRS Accounting Standards for the periods presented. As of December 31, 2025, there were no unendorsed standards effective for the year ended December 31, 2025 affecting the consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on February 26, 2026 (the “2025 Form 20-F”).
The interim condensed consolidated financial statements of the HSBC Group have been prepared on the basis of the policies set out in the consolidated financial statements included in the 2025 Form 20-F, except for those policies affected by certain amendments to IFRS 9 ‘Financial Instruments’ and IFRS 7 ‘Financial Instruments: Disclosures’ as disclosed in Note 1(a) to the interim condensed consolidated financial statements, and in accordance with International Accounting Standard 34 (“IAS 34”) “Interim Financial Reporting” as adopted by the UK, IAS 34 “Interim Financial Reporting” as issued by the International Accounting Standards Board (“IASB”), IAS 34 “Interim Financial Reporting” as adopted by the EU and the Disclosure Guidance and Transparency Rules sourcebook of the UK’s Financial Conduct Authority. The interim condensed consolidated financial statements are unaudited and should be read in conjunction with the 2025 Form 20-F.
As of June 30, 2026, there were no IFRS Accounting Standards effective for the six-month period ended June 30, 2026 affecting the HSBC Group’s interim condensed consolidated financial statements included in our Interim Report for the six-month period ended June 30, 2026, filed under cover of Form 6-K with the SEC on August 4, 2026 (the “2026 Interim Report”), that were not approved for adoption in the UK by the UK Endorsement Board, and there was no difference between IFRS Accounting Standards adopted by the UK, IFRS Accounting Standards as adopted by the EU and IFRS Accounting Standards issued by the IASB in terms of their application to HSBC.
The U.S. dollar is used as the presentation currency in the annual consolidated financial statements and in the interim condensed consolidated financial statements of the HSBC Group, and it is also the functional currency of HSBC Holdings.
The financial information presented in this document relating to the year ended December 31, 2025 is derived from the HSBC Group’s annual consolidated financial statements, which comply, and are prepared in accordance, with the accounting standards and requirements set out above.
The financial information presented in this document relating to the six-month period ended June 30, 2026 is derived from the HSBC Group’s interim condensed consolidated financial statements, which comply, and are prepared in accordance, with the accounting standards and requirements set out above.
See “Where You Can Find More Information About Us.”

Currency
In this Offer to Purchase, all references to (i) “U.S. dollars,” “US$,” “dollars” or “$” are to the lawful currency of the United States of America, and (ii) “sterling,” “pounds sterling” or “£” are to the lawful currency of the UK.
LIMITATIONS ON ENFORCEMENT OF U.S. LAWS AGAINST US, OUR MANAGEMENT AND OTHERS
We are an English public limited company. Most of our directors and executive officers (and certain experts named in this Offer to Purchase or in documents incorporated herein by reference) are resident outside the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our English solicitors, Cleary Gottlieb Steen & Hamilton LLP, that there is doubt as to enforceability in the English courts, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in the UK. The enforceability of any judgment in the UK will depend on the particular facts of the case in effect at the time.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Offer to Purchase and the documents incorporated by reference herein contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements may be identified by the use of terms such as “believes,” “expects,” “estimate,” “may,” “intends,” “plan,” “will,” “should,” “potential,” “seek,” “reasonably possible,” or “anticipates” or the negative thereof or similar expressions, or by discussions of strategy.
These forward-looking statements include statements relating to factors including, but not limited to: changes in the general economic conditions in the markets in which the HSBC Group operates, such as new, continuing or deepening recessions and prolonged inflationary pressures; the impact of the Russia-Ukraine war, the conflict in the Middle East, or any potential military action or conflict elsewhere on the global markets generally and the HSBC Group in particular; geopolitical tensions or diplomatic developments in the countries in which we operate, including those arising as a result of the Russia-Ukraine war (including hybrid attacks across Europe attributed to Russia), the conflict in the Middle East, or any potential military action or conflict elsewhere; the UK’s relationship with the EU; and changes in government policy and regulation, as well as monetary, fiscal, interest rate and other policies of central banks and other regulatory authorities in the major markets in which we operate and the consequences thereof and continued volatility in trade and tariff policies, changes in tariff rates, including sector-specific measures imposed by various nations, including the United States, which could reduce capital investment and consumer spending, disrupt supply chains and dampen global trade growth. We have based the forward-looking statements on current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, as described under “Cautionary statement regarding forward-looking statements” contained in each of the 2025 Form 20-F, the Form 6-K filed with the SEC on May 5, 2026 (filing the earnings release for the three-month period ended March 31, 2026) (the “2026 Q1 Earnings Release”), the 2026 Interim Report and the Form 6-K filed with the SEC on October 27, 2026 (filing the earnings release for the three-month and nine-month periods ended September 30, 2026) (the “2026 Q3 Earnings Release”). We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of their dates. Additional information, including information on factors which may affect HSBC’s business, is contained in the 2025 Form 20-F, the 2026 Q1 Earnings Release, the 2026 Interim Report and the 2026 Q3 Earnings Release.
v

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We have filed with the SEC a registration statement on Form F-3 (No. 333-202420) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Securities offered for tender in this Offer to Purchase. For further information with respect to us or the Securities, please refer to the Registration Statement, including the exhibits and the financial statements, notes and schedules filed as a part thereof. Statements contained in the Offer Documents as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. In addition, we file annual reports and special reports, proxy statements and other information with the SEC. Our SEC filings are available to you on the SEC’s website at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. We also make available on our website, free of charge, our annual reports on Form 20-F and the text of our reports on Form 6-K, including any amendments to these reports, as well as certain other SEC filings, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website address is http://www.hsbc.com. The information on these websites is not part of this Offer to Purchase, except as specifically incorporated by reference herein.
Copies of the materials referred to in the preceding paragraph, as well as copies of any current amendment or supplement to this Offer to Purchase, may also be obtained from the Information Agent at its telephone numbers and address set forth under “Dealer Manager; Information Agent.”
We are “incorporating by reference” in the Offer Documents the information in certain documents that we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of the Offer Documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents will not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of the Offer Documents and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in the Offer Documents is considered to be automatically updated and superseded. In the case of a conflict or inconsistency between information contained in the Offer Documents and information incorporated by reference into the Offer Documents, you should rely on the information contained in the document that was filed later. We incorporate by reference in this Offer to Purchase the 2025 Form 20-F, the 2026 Q1 Earnings Release, the 2026 Interim Report, the Form 6-K furnished to the SEC on September 10, 2026 (regarding the HSBC Group CFO succession process), the Form 6-K furnished to the SEC on September 25, 2026 (regarding certain changes to board and committee composition) and the 2026 Q3 Earnings Release.
In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, to the extent expressly stated therein, certain reports on Form 6-K filed by us after the date of this Offer to Purchase will also be deemed to be incorporated by reference in the Offer Documents from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the Offer Documents and to be a part hereof from the date of filing of such document.
We have also filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

You may request a copy of these documents at no cost to you by writing or telephoning us at either of the following addresses:
Group Company Secretary
HSBC Holdings plc
8 Canada Square
London E14 5HQ United Kingdom
Tel: +44 20 7991 8888
HSBC Holdings plc
c/o HSBC Bank USA, National Association
66 Hudson Boulevard East
New York, New York 10001
Attn: Company Secretary
Tel: +1-212-525-5000

SUMMARY OF THE OFFER
The following summary highlights information contained elsewhere in the Offer Documents. This summary is not complete and does not contain all of the information that may be important to you. You should read the Offer to Purchase and other documents to which it refers before making an investment decision. Terms which are defined in “Description of the Offer” included in this Offer to Purchase beginning on page 11 have the same meaning when used in this summary.

The Company	HSBC Holdings plc.

The Securities	6.000% Perpetual Subordinated Contingent Convertible Securities (Callable May 22, 2027 and Every Five Years Thereafter) in an aggregate principal amount of $3,000,000,000 (CUSIP: 404280 BL2; ISIN: US404280BL25).

The Offer
We are making an offer to purchase for cash, upon the terms and subject to the conditions set forth in the Offer Documents, the outstanding Securities validly tendered and accepted for purchase by us up to the Maximum Tender Amount. See “Description of the Offer—General.”
Unless the context indicates otherwise, all references to a valid tender of Securities in this Offer to Purchase shall mean that such Securities have been validly tendered at or prior to the Expiration Time and have not been validly withdrawn at or prior to the Withdrawal Date.
As of the date of this Offer to Purchase, the aggregate outstanding principal amount of Securities subject to the Offer is $3,000,000,000.

Purchase Price	The price (expressed as a percentage of the principal amount of the Securities accepted for purchase pursuant to the Offer) at which the Company will purchase any Securities validly tendered and not validly withdrawn and accepted for purchase by the Company pursuant to the Offer. The Purchase Price shall be 100.50% of the principal amount of the Securities accepted for purchase pursuant to the Offer.

Consideration
We refer to the consideration payable by us for each $1,000 principal amount of the Securities validly tendered at or prior to the Expiration Time and not validly withdrawn and accepted by us as the “Consideration” and the aggregate Consideration payable for all validly tendered and accepted Securities in the Offer, as the “Total Consideration” (which excludes Accrued Interest).
Upon the terms and subject to the conditions set forth in the Offer Documents, including the Maximum Tender Amount and proration, if any, Holders who validly tender Securities at or prior to the Expiration Time, and whose Securities are accepted for purchase by us, will receive the Consideration, which will be payable in cash on the Settlement Date.
The Consideration payable by us for Securities validly tendered at or prior to the Expiration Time and not validly withdrawn and accepted by us will be equal to $1,005.00 per $1,000.00 of principal amount accepted. The Consideration payable with respect to the Securities does not include the Accrued Interest for such Securities, which will be payable, in cash, in addition to such Consideration (to the extent not cancelled or deemed to have been cancelled pursuant to the terms of the Securities).

Accrued Interest	In addition to the Consideration, Holders whose Securities are accepted for purchase will be paid a cash amount equal to accrued and unpaid interest on such Securities (excluding any interest cancelled or deemed to have been cancelled pursuant to the terms of the Securities) from, and including, the last interest payment date for such Securities to, but not including, the Settlement Date, rounded to the nearest cent. Accrued Interest will be payable on the Settlement Date.

Launch Date	At or prior to 10:00 a.m. (New York City time), on November 5, 2026.

Expiration Time
5:00 p.m. (New York City time), on November 19, 2026, unless extended or earlier terminated by us in our sole discretion, subject to applicable law. We retain the right to extend the Offer with respect to the Securities at any time and for any reason, subject to applicable law. See “Description of the Offer—Expiration Time; Extensions.”

Settlement Date	We expect the Settlement Date to occur on November 24, 2026, unless extended or earlier terminated by us in our sole discretion.

Withdrawal Rights
Securities tendered in the Offer may be validly withdrawn in accordance with the procedures described herein and as otherwise set forth herein at any time at or prior to the Withdrawal Date. In addition, tendered Securities may be withdrawn at any time after the expiration of the 40th Business Day after the Launch Date if for any reason the Securities have not been accepted for payment by such date.
The Company will not be able to definitively determine whether the Maximum Tender Amount is reached, or what the effects of proration may be with respect to the Securities, until after the Expiration Time has passed. Therefore, you will not be able to withdraw tenders of your Securities at the time the Company establishes the amount of Securities to be purchased pursuant to the Offer.
See “Description of the Offer—Withdrawal of Tenders.”

Business Day	A day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England, and in the City of New York, United States (a “Business Day”).

Procedures for Tendering Securities
For a Holder to validly tender Securities pursuant to the Offer, an Agent’s Message (as defined below) and any other required documents must be received by the Depositary at the address or email address set forth under “Dealer Manager; Information Agent” at or prior to the Expiration Time.
See “Description of the Offer—Procedures for Tendering Securities.”
For further information, please contact the Information Agent or the Dealer Manager or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Purpose of the Offer	The Offer is being undertaken to proactively manage the Company’s Tier 1 capital base.

Conditions to the Offer
Notwithstanding any other provision of the Offer, the consummation of the Offer and our obligation to accept for payment, purchase, and to pay for, Securities validly tendered (and not validly withdrawn) pursuant to the Offer are subject to the satisfaction, or waiver, of the conditions set forth in “Description of the Offer—Conditions to the Offer.” We will not be obligated to consummate the Offer (i) upon the occurrence of an event or events or the likely occurrence of an event or events that, in our reasonable judgment, (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Offer, or (c) would materially impair the contemplated benefits to us of the Offer or be material to Holders in deciding whether to accept the Offer or (ii) if the New Issue Condition is not satisfied.
Subject to applicable law, we reserve the right with respect to the Offer to (i) waive or modify in whole or in part any and all conditions to the Offer, (ii) extend the Expiration Time, (iii) modify or terminate the Offer, (iv) increase or decrease the Maximum Tender Amount, including following the pricing of the New Securities, or (v) otherwise amend the Offer in any respect.
Subject to the qualifications described above, if we exercise any such right to amend, modify or waive the terms or conditions of the Offer, we will give written notice thereof to the Information Agent and will make a public announcement thereof as promptly as practicable and as required by applicable law. We will also extend the Offer if required by applicable law. See “Description of the Offer—Expiration Time; Extensions.”

Source of Funds	The Total Consideration and the applicable Accrued Interest for all Securities accepted for purchase in the completed Offer are expected to be funded with cash on hand.

New Issue Condition	Our obligation to complete the Offer is conditioned on the successful closing, on terms and conditions reasonably satisfactory to us, of the Proposed Issuance at or prior to the Expiration Time (the “New Issue Condition”).

Maximum Tender Amount and Proration
The Company is offering to purchase for cash up to $1,000,000,000 aggregate principal amount (such amount, as may be increased or decreased by the Company in its sole discretion, including following the pricing of the New Securities, the “Maximum Tender Amount”) of the outstanding Securities. The Company reserves the right, but is under no obligation, to increase or decrease the Maximum Tender Amount at any time. There can be no assurance that the Company will exercise its right to increase or decrease the Maximum Tender Amount. See also “Description of the Offer—Expiration Time; Extensions.”
Securities may be subject to proration if the aggregate principal amount of Securities validly tendered and not validly withdrawn would, if accepted in full, exceed the Maximum Tender Amount.
To avoid purchases of tendered Securities in principal amounts other than integral multiples of $1,000, the Company will make appropriate adjustments downward to the nearest $1,000 principal amount with respect to each Holder’s validly tendered Securities accepted for purchase. Depending on the principal amount of Securities validly tendered and the proration factor applied, if the principal amount of Securities that are not accepted and are returned to a Holder as a result of proration would result in less than the Minimum Authorized Denomination being returned to such Holder, the Company, at its sole discretion, will either accept all of such Holder’s validly tendered Securities without proration or reject all of the Securities tendered by such Holder.
The proration factor shall be based upon a fraction, (i) the numerator of which is the Maximum Tender Amount, and (ii) the denominator of which is the aggregate principal amount of all Securities that have been validly tendered and not validly withdrawn at or prior to the Expiration Time. The proration factor shall be subject to adjustment to take into account the downward adjustment to the nearest $1,000 principal amount described in the previous paragraph.
See “Description of the Offer—Maximum Tender Amount and Proration.”

Acceptance for Payment and Payment of the Securities
On the terms of the Offer and upon satisfaction or waiver of the conditions of the Offer specified herein under “Description of the Offer—Conditions to the Offer,” we will, in respect of the Offer, (a) accept for purchase Securities validly tendered (or defectively tendered, if in our sole discretion we waive such defect) and not validly withdrawn up to the Maximum Tender Amount, and (b) promptly pay to DTC, on the Settlement Date, the Consideration (plus an amount equal to Accrued Interest thereon) for Securities that are validly tendered in the Offer and accepted for purchase, in immediately available funds with DTC.
We reserve the right with respect to the Offer, subject to applicable law, to (a) accept for purchase and pay for all of the Securities validly tendered at or prior to the Expiration Time with respect to the Offer and to keep the Offer open or extend the Expiration Time to a later date and time, subject to the Maximum Tender Amount, and (b) waive any of the conditions to the Offer with respect to the Securities validly tendered at or prior to the Expiration Time. All Securities accepted in the Offer will be cancelled and retired, and will no longer remain outstanding obligations of HSBC Holdings.

Certain Tax Considerations	For a summary of certain tax considerations with respect to the Offer, see “Taxation.”

Certain ERISA Considerations	For a summary of certain considerations under ERISA (defined below) with respect to the Offer, see “Certain ERISA Considerations.”

Dealer Manager	HSBC Bank plc

Information Agent and Depositary	Global Bondholder Services Corporation is the information agent (in such capacity, the “Information Agent”) and the depositary (in such capacity, the “Depositary”) for the Offer.

Governing Law	The Offer Documents will be governed by, and construed in accordance with, the laws of the State of New York. Any legal proceedings arising out of, or based upon, the Securities or the Offer may be instituted in any state or federal court in the City of New York, United States.

Further Information
Questions may be directed to the Dealer Manager or the Information Agent, and additional copies of the Offer Documents may be obtained by contacting the Information Agent, at its telephone numbers and address set forth under “Dealer Manager; Information Agent.”

No Recommendation	None of HSBC Holdings, the Information Agent, the Dealer Manager or any of their respective affiliates makes any recommendation as to whether Holders should tender, or refrain from tendering, all or any portion of the principal amount of their Securities pursuant to the Offer, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions with regard to tendering Securities and, if so, the principal amount of Securities to tender pursuant to the Offer.

RISK FACTORS
Before making a decision whether to tender Securities pursuant to the Offer, Holders of Securities should carefully consider the risks and uncertainties described in this Offer to Purchase, including the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference herein. Our business, financial condition, operating results and cash flows can be impacted by these factors, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results. Terms which are defined in “Description of the Offer” included in this Offer to Purchase beginning on page 11 have the same meaning when used in this section.
Risks Relating to the Securities
Uncertainty as to the trading markets for Securities not purchased
To the extent tenders of Securities in the Offer are accepted by us and the Offer is completed, the trading markets for the Securities that remain outstanding following such completion may be significantly more limited. The remaining Securities may command lower prices than comparable issues of securities with greater market liquidity. Reduced market values and reduced liquidity also may make the trading prices of the remaining Securities more volatile. As a result, the market prices for the Securities that remain outstanding after the completion of the Offer may be adversely affected as a result of the Offer. None of HSBC Holdings, the Dealer Manager, the Information Agent or the Depositary has any duty to make a market in any remaining Securities.
Treatment of the Securities not purchased
Securities not purchased in the Offer will remain outstanding. The terms and conditions governing such Securities will remain unchanged. No amendments to these terms and conditions are being sought.
After the expiration of the tenth business day following the Expiration Time, HSBC may acquire Securities that are not purchased in the Offer through open market repurchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as HSBC may determine or as may be provided for in the indenture or other documents governing the Securities (which may be on terms more or less favorable than those contemplated in the Offer and, in either case, could be for cash or other consideration). The Securities are next redeemable at the option of HSBC Holdings in its sole discretion on May 22, 2027 at 100% of their principal amount (in accordance with their terms), which is lower than the Purchase Price offered pursuant to the Offer, and there can be no assurance that HSBC Holdings will or will not elect to exercise any such optional redemption in respect of the Securities.
Responsibility for complying with the procedures of the Offer
Holders of Securities are responsible for complying with all of the procedures for tendering Securities. If the instructions are not strictly complied with, the Agent’s Message may be rejected. None of HSBC Holdings, the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for informing any Holder of Securities of irregularities with respect to such Holder’s participation in the Offer.
Consummation of the Offer may not occur or may be delayed, and the amount of Securities to be accepted for purchase and Consideration to be received by tendering Holders is uncertain
The Offer is subject to the Maximum Tender Amount and the satisfaction or waiver of certain conditions, including, among other things, the New Issue Condition. See “Description of the Offer—Conditions to the Offer” and “Description of the Offer—Maximum Tender Amount and Proration.” In addition, it is possible that Securities may be subject to proration if the aggregate principal amount of Securities validly tendered and not validly withdrawn would, if accepted in full, exceed the Maximum Tender Amount. See “Description of the Offer—Maximum Tender Amount and Proration” for more information on the possible proration relating to the Securities.
Even if the Offer is completed, it may not be completed on the schedule described in this Offer to Purchase. Accordingly, Holders participating in the Offer may have to wait longer than expected to receive their

Consideration, during which time such Holders will not be able to effect transfers of their Securities tendered in the Offer.
The Company will not be able to definitively determine whether the Maximum Tender Amount is reached, or what the effects of proration may be with respect to the Securities, until after the Expiration Time has passed. If the principal amount of Securities that would be returned to a Holder as a result of proration would be less than the Minimum Authorized Denomination, the Company, at its sole discretion, will either accept all of such Holder’s validly tendered Securities without proration or reject all of the Securities tendered by such Holder.
Completion, termination and amendment
Until we announce whether we have accepted valid tenders of Securities pursuant to the Offer, no assurance can be given that the Offer will be completed. In addition, subject to applicable law and limitations described elsewhere in this Offer to Purchase, we expressly reserve the right to increase or decrease the Maximum Tender Amount, including following the pricing of the New Securities, and/or to amend, extend or, if any of the conditions described herein is not (i) satisfied at any time at or prior to the Expiration Time or (ii) timely waived, terminate the Offer.
Compliance with offer and distribution restrictions
Holders of Securities are referred to the offer and distribution restrictions in “Offer Restrictions” and are expected to make certain agreements, acknowledgements, representations, warranties and undertakings upon submission of an Agent’s Message. Non-compliance with these could result in, among other things, the unwinding of trades and/or heavy penalties.
Responsibility to consult advisers
Holders should consult their own tax, accounting, financial and legal advisers regarding the suitability to themselves of the tax or accounting consequences of participating in the Offer.
None of HSBC Holdings, the Dealer Manager, the Trustee, the Depositary, the Paying Agent, the Calculation Agent or the Information Agent or their respective directors, employees or affiliates is acting for any Holder, or will be responsible to any Holder for providing any protections that would be afforded to its clients or for providing advice in relation to the Offer, and accordingly none of HSBC Holdings, the Dealer Manager, the Trustee, the Depositary, the Paying Agent, the Calculation Agent or the Information Agent or their respective directors, employees and affiliates makes any recommendation whatsoever regarding the Offer, or any recommendation as to whether Holders should tender their Securities for purchase pursuant to the Offer.
Consideration for the Securities may not reflect their fair value
The Consideration offered for the Securities does not reflect any independent valuation of the Securities and does not take into account events or changes in financial markets (including interest rates) after the Launch Date. We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the Consideration for the Securities. If a Holder tenders its Securities, such Holder may or may not receive as much value as, or more value than, if such Holder chose to keep them.

HSBC HOLDINGS PLC
HSBC is one of the largest banking and financial services organizations in the world. As of September 30, 2026, HSBC had total assets of US$3,444,821 million and total shareholders’ equity of US$195,875 million. For the nine-month period ended September 30, 2026, HSBC’s operating profit was US$26,929 million. HSBC had a UK CRR common equity tier 1 ratio of 13.9% as of September 30, 2026. Effective January 1, 2025, the IFRS 9 transitional arrangements came to an end. Accordingly, HSBC’s UK CRR common equity tier 1 ratio figures as of September 30, 2026 are the same on both a transitional and on a non-transitional basis.
Headquartered in London, HSBC operates through an international network in 56 countries and territories. Within these regions, a comprehensive range of banking and related financial services is offered to personal, commercial, corporate, institutional, investment and private banking clients.
“UK CRR” means Regulation (EU) No. 575/2013 on prudential requirements for credit institutions and investment firms of the European Parliament and of the Council of 26 June 2013, as amended or supplemented, as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018, as amended.

PURPOSE OF THE OFFER AND SOURCE OF FUNDS
The Offer is being undertaken to proactively manage the Company’s Tier 1 capital base.
The Total Consideration and the applicable Accrued Interest for all Securities accepted for purchase in the completed Offer are expected to be funded with cash on hand.

MARKET INFORMATION AND DIVIDEND POLICY
The Company’s shares (the “Ordinary Shares”) are listed or admitted to trading on the London Stock Exchange (our primary market) under the symbol “HSBA”, the Hong Kong Stock Exchange under the symbol “5”, the Bermuda Stock Exchange under the symbol “HSBC.BH”, and on the New York Stock Exchange (in the form of American Depositary Shares) under the symbol “HSBC”. The prices for shares quoted in the official list of the London Stock Exchange are in sterling. The following table shows the reported high and low closing prices for the Ordinary Shares on the London Stock Exchange. This information has been extracted from publicly available documents from various sources and has not been prepared or independently verified by the Company.

	Price per Ordinary Share(1)
	High	Low
	(in pence)
Annual prices:
2025	1,175.6	713.2
2024	785.3	575.8
2023	659.0	529.9
2022	567.2	442.2
2021	455.5	359.8
Quarterly prices:
2026
Third quarter	1,597.4	1,422.0
Second quarter	1,451.4	1,267.4
First quarter	1,398.0	1,144.2
2025
Fourth quarter	1,175.6	964.3
Third quarter	1,045.0	870.6
Second quarter	890.0	713.2
First quarter	942.5	776.0
2024
Fourth quarter	785.3	664.7
Monthly prices:
November 2026 (through November 4, 2026)	1,318.2	1,258.0
October 2026	1,472.2	1,277.0
September 2026	1,580.2	1,497.6
August 2026	1,597.4	1,497.2
July 2026	1,587.0	1,422.0
June 2026	1,451.4	1,293.4
May 2026	1,404.0	1,279.8
April 2026	1,365.2	1,267.4
(1) Reflects, for the periods indicated, the high and low sales prices as reported by Bloomberg.
On November 4, 2026, the closing price of Ordinary Shares on the London Stock Exchange was 1,318.2 pence, equivalent to approximately $17.76 per Ordinary Share, at the Bloomberg reference exchange rate as of November 4, 2026 of £1.00 = $1.3472.
Since July 16, 1999, American Depositary Shares representing the Company’s Ordinary Shares (“HSBC’s ADSs”) have been listed and traded on the New York Stock Exchange under the symbol “HSBC”. Each of HSBC’s ADSs represents five Ordinary Shares.
The following table shows the reported high and low closing prices for HSBC’s ADSs on the New York Stock Exchange.

	Price per ADS(1)
	High	Low
	(in U.S. dollars)
Annual prices:
2025	79.97	46.68
2024	49.51	37.13
2023	42.21	31.63
2022	38.25	25.01
2021	32.38	24.53
Quarterly prices:
2026
Third quarter	107.86	95.81
Second quarter	96.51	84.41
First quarter	94.50	76.95
2025
Fourth quarter	79.97	65.67
Third quarter	70.98	60.27
Second quarter	61.09	46.68
First quarter	61.58	48.68
2024
Fourth quarter	49.51	43.83
Monthly prices:
November 2026 (through November 4, 2026)	89.37	84.49
October 2026	97.58	85.42
September 2026	107.11	99.31
August 2026	107.86	102.30
July 2026	107.09	95.81
June 2026	96.51	86.16
May 2026	94.68	87.40
April 2026	92.16	84.41
(1) Reflects, for the periods indicated, the high and low sales prices as reported by Bloomberg.
On November 4, 2026, the closing price of HSBC’s ADSs on the New York Stock Exchange was $89.37.
Dividend Policy
For information on the Company’s dividend policy, see page 276 of the 2025 Form 20-F under the heading “Directors’ remuneration report—Share capital and other governance disclosures—Dividends”.
Securities
The Securities are traded on the Global Exchange Market of The Irish Stock Exchange plc trading as Euronext Dublin. The high and low quoted sales prices for the Securities for each quarter during the past two years are as follows:

Trading Price(1) (percent)
4Q24		1Q25		2Q25		3Q25		4Q25		1Q26		2Q26		3Q26
Max	Min	Max	Min	Max	Min	Max	Min	Max	Min	Max	Min	Max	Min	Max	Min
100.625	98.233	99.926	98.268	100.159	95.905	101.062	99.936	101.029	100.403	101.441	99.785	100.856	100.109	100.532	100.01
(1) Reflects, for the periods indicated, the high and low sales prices as reported by Bloomberg Valuation Service.

DESCRIPTION OF THE OFFER
General
Upon the terms and subject to the conditions set forth in the Offer Documents, we hereby make an offer to purchase for cash an aggregate principal amount of the outstanding Securities validly tendered and accepted for purchase by us, up to the Maximum Tender Amount described herein.
Our obligation to accept and pay for Securities validly tendered pursuant to the Offer is subject to the Maximum Tender Amount and to proration, if any, and is further conditioned upon satisfaction or waiver of the New Issue Condition and certain other conditions as set forth under “—Conditions to the Offer.” Subject to applicable laws and the terms set forth herein, we reserve the right, with respect to the Offer, to (i) waive or modify in whole or in part any and all conditions to the Offer, (ii) extend the Expiration Time, (iii) modify or terminate the Offer, (iv) increase or decrease the Maximum Tender Amount, including following the pricing of the New Securities, or (v) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described in “— Conditions to the Offer.”
Any amendment to the Offer will apply to all Securities tendered in the Offer. Any extension or amendment of the Expiration Time with respect to the Securities will be followed as promptly as reasonably practicable by public announcement thereof.
Without limiting the manner in which any public announcement may be made hereunder, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by (i) issuing a timely press release to a recognized financial news service, (ii) delivering notices to DTC for communication to DTC participants and (iii) filing an amendment to the Schedule TO, in each case in accordance with applicable law and/or listing requirements.
As of the date of this Offer to Purchase, the aggregate outstanding principal amount of Securities subject to the Offer is $3,000,000,000.
No Recommendation
None of HSBC Holdings, the Information Agent, the Dealer Manager or any of their respective affiliates makes any recommendation as to whether Holders should tender, or refrain from tendering, all or any portion of the principal amount of their Securities pursuant to the Offer, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions with regard to tendering Securities and, if so, the principal amount of Securities to tender pursuant to the Offer.
Denominations
The Securities may be tendered only in an aggregate principal amount of $200,000 (the “Minimum Authorized Denomination”) and in integral multiples of $1,000 in excess thereof. Holders who tender less than all of their Securities must continue to hold at least $200,000 in principal amount of Securities.
No alternative, conditional or contingent tenders will be accepted for the Securities.
Consideration
Upon the terms and subject to the conditions set forth in this Offer to Purchase, including the Maximum Tender Amount and proration, if any, Holders who validly tender and whose Securities are accepted for purchase by us will receive the Consideration for each $1,000 principal amount of such Securities, which will be payable in cash on the Settlement Date.
The Consideration payable by us for Securities validly tendered at or prior to the Expiration Time and not validly withdrawn and accepted by us will be equal to $1,005.00 per $1,000.00 of principal amount accepted.
In the event of any dispute or controversy regarding the amount of Accrued Interest for any Securities tendered pursuant to the Offer, our determination shall be conclusive and binding, absent manifest error.

Accrued Interest
In addition to the Consideration, Holders whose Securities are accepted for purchase will also be paid a cash amount equal to accrued and unpaid interest on such Securities (excluding any interest cancelled or deemed to have been cancelled pursuant to the terms of the Securities) from, and including, the last interest payment date for such Securities to, but not including, the Settlement Date, rounded to the nearest cent. Accrued Interest will be payable on the Settlement Date. Under no circumstances will any interest be payable to Holders because of any delay on the part of the Depositary, DTC or any other party in the transmission of funds to Holders.
Expiration Time; Extensions
The Expiration Time is 5:00 p.m. (New York City time) on November 19, 2026, unless extended, in which case the Expiration Time will be such time and date to which the Expiration Time is extended.
Subject to applicable law, we, in our sole discretion, may extend the Expiration Time for any reason. To extend the Expiration Time, we will notify the Information Agent and will make a public announcement thereof no later than 9:00 a.m. (New York City time) on the next Business Day (as defined above) after the previously scheduled Expiration Time. Such announcement will state that we are extending the Expiration Time for a specified period. During any such extension, all Securities previously validly tendered in the Offer, and not validly withdrawn, will remain subject to the Offer and may be accepted for purchase by us.
We expressly reserve the right, subject to applicable law, to:
•delay accepting any Securities, extend the Offer, or, upon failure of a condition to be satisfied or waived prior to the Expiration Time for the Offer, terminate the Offer and not accept any Securities;
•increase or decrease the Maximum Tender Amount, including following the pricing of the New Securities; and
•amend, modify or waive at any time, or from time to time, the terms of the Offer in any respect, including waiver of any conditions to consummation of the Offer.
Subject to the qualifications described above, if we exercise any such right, we will give written notice thereof to the Information Agent and will make a public announcement thereof as promptly as practicable. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the Offer, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by (i) issuing a timely press release to a recognized financial news service, (ii) delivering notices to DTC for communication to DTC participants and (iii) filing an amendment to the Schedule TO, in each case in accordance with applicable law and/or listing requirements.
If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will disseminate additional offering materials and, to the extent required by law, extend the Offer so that any such material change is communicated by public announcement no later than 9:00 a.m. (New York City time) on the second Business Day before the Expiration Time. If the Consideration to be paid in the Offer is changed or the percentage of the Securities subject to the Offer is increased or decreased, other than the acceptance for payment of an additional amount of Securities not to exceed two per cent. of the Securities that are the subject of the Offer, we will, if necessary, extend the Offer so that such change is communicated by public announcement no later than 9:00 a.m. (New York City time) on the fifth Business Day before the Expiration Time.
In addition, we may, if we deem appropriate, extend the Offer for any other reason.
Settlement of Securities
Subject to the terms and conditions set forth herein, we expect to accept for purchase Securities that are validly tendered and not validly withdrawn at or prior to the Expiration Time up to the Maximum Tender Amount. The Securities that are validly tendered pursuant to the Offer may be subject to proration or may not be purchased at all. For more information regarding possible proration of the Securities, please see “—Maximum Tender Amount and Proration.”

On the Settlement Date, we will deposit with DTC an amount of cash sufficient to (a) purchase all Securities validly tendered by book-entry transfer and accepted by us pursuant to the Offer and (b) pay any Accrued Interest then due to Holders of such Securities. For the avoidance of doubt, interest will cease to accrue on the Settlement Date for all Securities accepted in the Offer.
In the event of a termination of the Offer, all Securities tendered pursuant to the Offer will be promptly returned to the tendering Holders.
Maximum Tender Amount and Proration
The Company is offering to purchase for cash up to the Maximum Tender Amount of the outstanding Securities. The Company reserves the right, but is under no obligation, to increase or decrease the Maximum Tender Amount at any time, including following the pricing of the New Securities. There can be no assurance that the Company will exercise its right to increase or decrease the Maximum Tender Amount.
Securities may be subject to proration if the aggregate principal amount of Securities validly tendered and not validly withdrawn would, if accepted in full, exceed the Maximum Tender Amount.
To avoid purchases of tendered Securities in principal amounts other than integral multiples of $1,000, the Company will make appropriate adjustments downward to the nearest $1,000 principal amount with respect to each Holder’s validly tendered Securities accepted for purchase. Depending on the principal amount of Securities validly tendered and the proration factor applied, if the principal amount of Securities that are not accepted and are returned to a Holder as a result of proration would result in less than the Minimum Authorized Denomination being returned to such Holder, the Company, at its sole discretion, will either accept all of such Holder’s validly tendered Securities without proration or reject all of the Securities tendered by such Holder.
The proration factor shall be based upon a fraction, (i) the numerator of which is the Maximum Tender Amount, and (ii) the denominator of which is the aggregate principal amount of all Securities that have been validly tendered and not validly withdrawn at or prior to the Expiration Time. The proration factor shall be subject to adjustment to take into account the downward adjustment to the nearest $1,000 principal amount described in the previous paragraph.
The Offer is not conditioned upon any minimum level of participation. The Company will not be able to definitively determine whether the Maximum Tender Amount is reached, or what the effects of proration may be with respect to the Securities, until after the Expiration Time has passed.
Conditions to the Offer
Notwithstanding any other provision of the Offer and in addition to (and not in limitation of) our rights to terminate, extend and/or amend the Offer with respect to the Securities in our sole discretion, we shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any Securities validly tendered (and not validly withdrawn), in each event subject to Rules 13e-4 and 14e-1(c) under the Exchange Act, and may terminate the Offer, if any of the following has occurred:
(i)    there shall have been instituted, threatened or be pending any action, proceeding or investigation (whether formal or informal) (or there shall have been any material adverse development to any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer that, in our reasonable judgment, (a) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of HSBC, (b) would or might prohibit, prevent, restrict or delay consummation of the Offer, or (c) would materially impair the contemplated benefits of the Offer to HSBC or be material to Holders in deciding whether to accept the Offer;
(ii)    an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might result in any of the consequences referred to in paragraph (i) above;
(iii)    there shall have occurred or be likely to occur any event affecting the business or financial affairs of HSBC that, in our reasonable judgment, would or might result in any of the consequences referred to in paragraph (i) above;
(iv)    the Trustee, the Paying Agent or the Calculation Agent shall have objected in any respect to or taken action that could, in our reasonable judgment, adversely affect the consummation of the Offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or the acceptance of, or payment for, the Securities;
(v)    there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any significant adverse change in the price of the Securities in the United States or other major securities or financial markets, (c) a material impairment in the trading market for equity or debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, UK or other major financial markets (whether or not mandatory), (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (f) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or the UK, (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof or (h) any event that has resulted, or may in our reasonable judgment result, in a material adverse change in the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of HSBC; or
(vi)    the New Issue Condition shall not be satisfied.
The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition and may be waived by us with respect to the Securities, in whole or in part, at any time and from time to time, in our sole discretion. All conditions to the Offer will, if any Securities are to be accepted for purchase after the Expiration Time, be either satisfied or waived by us concurrently with or before such time. If any of the conditions are not satisfied at the Expiration Time, we may, in our sole discretion and subject to applicable law, (a) terminate the Offer, (b) extend the Offer, on the same or amended terms, and thereby delay acceptance of any validly tendered Securities, or (c) continue to accept tenders. The failure by HSBC Holdings at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right that may be asserted at any time and from time to time.
New Issue Condition
Our obligation to complete the Offer is conditioned on the successful closing, on terms and conditions reasonably satisfactory to us, of the Proposed Issuance at or prior to the Expiration Time (the “New Issue Condition”).
Procedures for Tendering Securities
The following summarizes the procedures to be followed by all Holders in tendering their Securities.
All of the Securities are held in book-entry form and registered in the name of Cede & Co., as the nominee of DTC. Only Holders are authorized to tender their Securities pursuant to the Offer. Therefore, to tender Securities that are held through a broker, dealer, commercial bank, trust company or other nominee, a beneficial owner thereof must instruct such nominee to tender the Securities on such beneficial owner’s behalf according to the procedure described below. See “—Book-Entry Transfer” and “—Other Matters” for discussion of the items that all Holders who tender Securities in the Offer will have represented, warranted and agreed. There is no separate letter of transmittal for this Offer to Purchase.
For a Holder to tender Securities validly pursuant to the Offer, (1) an Agent’s Message and any other required documents must be received by the Depositary at its address set forth under “Dealer Manager; Information

Agent” at or prior to the Expiration Time and (2) tendered Securities must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Depositary at or prior to the Expiration Time.
To effectively tender Securities, DTC participants should transmit their acceptance through DTC’s ATOP, for which the Offer will be eligible, and DTC will then edit and verify the acceptance and send an Agent’s Message to the Depositary for its acceptance. Delivery of tendered Securities must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.
Book-Entry Transfer
The Depositary will establish an account with respect to the Securities at DTC for purposes of the Offer, and any financial institution that is a participant in DTC may make book-entry delivery of the Securities by causing DTC to transfer such Securities into the Depositary’s account in accordance with DTC’s procedures for such transfer. DTC will then send an Agent’s Message to the Depositary. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating the aggregate principal amount of Securities that have been tendered by such participant pursuant to the Offer, that such participant has received this Offer to Purchase and that such participant agrees to be bound by and makes the representations and warranties contained in the terms of the Offer and that HSBC Holdings may enforce such agreement against such participant.
The tender by a Holder pursuant to the procedures set forth herein will constitute an agreement between such Holder and us in accordance with the terms and subject to the conditions set forth herein and in the other Offer Documents.
By tendering Securities pursuant to the Offer, a Holder will have represented, warranted and agreed that such Holder is the beneficial owner of, or a duly authorized representative of one or more such beneficial owners of, and has full power and authority to tender, sell, assign and transfer, the Securities tendered thereby and that when such Securities are accepted and the applicable Consideration is paid by us, we will acquire good, indefeasible, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right and that such Holder will cause such Securities to be delivered in accordance with the terms of the Offer. The Holder, by tendering Securities, will also have agreed to (a) not sell, pledge, hypothecate or otherwise encumber or transfer any Securities tendered from the date of such tender and that any such purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect and (b) execute and deliver such further documents and give such further assurances as may be required in connection with the Offer and the transactions contemplated thereby, in each case on and subject to the terms and conditions of the Offer. In addition, by tendering Securities, a Holder will also have released us, our affiliates and the Trustee, the Paying Agent and the Calculation Agent from any and all claims that Holders may have arising out of or relating to the Securities.
Holders desiring to tender Securities pursuant to ATOP must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. Except as otherwise provided herein, delivery of Securities will be made only when the Agent’s Message is actually received by the Depositary. No documents should be sent to us or the Dealer Manager. If you are tendering through a nominee, you should check to see whether there is an earlier deadline for instructions with respect to your decision.
No Guaranteed Delivery
We have not provided guaranteed delivery provisions in connection with the Offer. Securities being tendered and any Agent’s Message must be delivered to the Depositary in accordance with the procedures described above, at or prior to the Expiration Time.

Other Matters
Subject to, and effective upon, the payment and acceptance of the Consideration for the principal amount of Securities tendered in accordance with the terms (and subject to the conditions) of the Offer, a tendering Holder, by submitting or sending an Agent’s Message to the Depositary in connection with the tender of Securities, will have:
(i)    irrevocably agreed to sell, assign and transfer to or upon our order or our nominees’ order, all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the tendering Holder’s status as a holder of, all Securities tendered, such that thereafter it shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, fiscal agent or other person connected with the Securities arising under, from or in connection with such Securities;
(ii)    waived any and all rights with respect to the Securities tendered (including, without limitation, any existing or past defaults and their consequences in respect of such Securities and the indenture governing the Securities);
(iii)    released and discharged us and the Trustee, the Paying Agent and the Calculation Agent from any and all claims the tendering Holder may have, now or in the future, arising out of or related to the Securities tendered, including, without limitation, any claims that the tendering Holder is entitled to receive additional principal or interest payments with respect to the Securities tendered (other than as expressly provided in this Offer to Purchase) or to participate in any repurchase, redemption or defeasance of the Securities tendered;
(iv)    irrevocably constituted and appointed the Depositary the true and lawful agent and attorney-in-fact of such tendering Holder (with full knowledge that the Depositary also acts as our agent) with respect to any tendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver such Securities or transfer ownership of such Securities on the account books maintained by DTC together with all accompanying evidences of transfer and authenticity, to or upon our order, (b) present such Securities for transfer on the register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities, all in accordance with the terms of the Offer; and
(v)    represented, warranted and agreed to and with us and the Dealer Manager that:
a)it is the beneficial owner of, or a duly authorized representative of one or more beneficial owners of, the Securities tendered thereby, and it has full power and authority to tender the Securities;
b)the Securities being tendered were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and HSBC Holdings will acquire good, indefeasible and unencumbered title to those Securities, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when HSBC Holdings accepts the same;
c)it will not sell, pledge, hypothecate or otherwise encumber or transfer any Securities tendered thereby from the date of such tender, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;
d)it is a person to whom it is lawful to make available this Offer to Purchase or to make the Offer in accordance with applicable laws (including the offering restrictions set out in this Offer to Purchase);
e)it has had access to such financial and other information and has been afforded the opportunity to ask such questions of representatives of HSBC Holdings and receive answers thereto, as it deems necessary in connection with its decision to participate in the Offer;
f)it acknowledges that HSBC Holdings, the Dealer Manager and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and agrees that if any of the acknowledgements, representations and warranties made by its submission of the Agent’s Message are, at any time at or prior to the consummation of the Offer, no longer accurate, it shall promptly notify HSBC Holdings and the Dealer Manager. If it is tendering the Securities as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgements, representations and agreements on behalf of such account;
g)it is not a person or entity with whom dealings are prohibited or restricted under any sanctions enforced by any Sanctions Authority (as defined below), including as a result of being (i) described or designated, or directly or indirectly owned or controlled by, a person or entity that is described or designated in (A) the most current “Specially Designated Nationals and Blocked Persons List,” the “Non-SDN Consolidated Sanctions List,” or the “Foreign Sanctions Evaders List” (which as of the date hereof can collectively be found at: https://www.trade.gov/data-visualization/csl-search); (B) the most current “Consolidated list of persons, groups and entities subject to EU financial sanctions” (which as of the date hereof can be found at: https://data.europa.eu/data/datasets/consolidated-list-of-persons-groups-and-entities-subject-to-eu-financial-sanctions?locale=en); or (C) the most current UK sanctions list (which as of the date hereof can be found at: https://www.gov.uk/government/publications/the-uk-sanctions-list); or (ii) otherwise located, organized, or resident in a country or territory that is the subject of any comprehensive country- or territory-wide sanctions administered or enforced by any Sanctions Authority (as defined below) (currently, the Crimea, Donetsk and Luhansk regions of Ukraine and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran and North Korea). “Sanctions Authority” means each of: (i) the United States government; (ii) the United Nations Security Council; (iii) the European Union (or any of its member states); (iv) the UK; (v) any other equivalent governmental or regulatory authority, institution or agency which administers economic, financial or trade sanctions; or (vi) the respective governmental institutions and agencies of any of the foregoing including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United States Department of State, the United States Department of Commerce and His Majesty’s Treasury of the UK;
h)in evaluating the Offer and in making its decision whether to participate in the Offer by the tender of Securities, the Holder has received a copy of this Offer to Purchase and the Schedule TO which this Offer to Purchase is attached to as an exhibit (including any documents incorporated by reference into, or attached as exhibits to, this Offer to Purchase or the Schedule TO), made its own independent appraisal of the matters referred to in this Offer to Purchase and in any related communications and agrees to be bound by all the terms and conditions of the Offer;
i)the tender of Securities shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this Offer to Purchase;
j)it and the person receiving the applicable consideration have observed the laws of all relevant jurisdictions, obtained all requisite governmental, exchange control or other required consents, complied with all requisite formalities and paid any issue, transfer or other taxes or requisite payments due from any of them in each respect in connection with any offer or acceptance in any jurisdiction, and that it and such person or persons have not taken or omitted to take any action in breach of the terms of the Offer or which will or may result in HSBC Holdings or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or the tender of Securities in connection therewith;

k)neither it nor the person receiving the applicable consideration is acting on behalf of any person who could not truthfully make the foregoing representations, warranties and undertakings or those set forth in the Agent’s Message; and
l)it, and any beneficial owner of the Securities or any other person on whose behalf it is acting, is not resident and/or located in Italy, or, if resident and/or located in Italy, it is an authorised person or is tendering its Securities through an authorised person (such as an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, CONSOB Regulation No. 20307 of 15 February 2018, as amended from time to time, and Legislative Decree No. 385 of 1 September 1993, as amended) and in compliance with any other applicable laws and regulations and with any requirements imposed by CONSOB, the Bank of Italy and/or any other Italian authority.
By tendering Securities pursuant to the Offer, a Holder will have agreed that the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Depositary, until receipt by the Depositary of a properly transmitted Agent’s Message. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Securities will be determined by us, in our sole discretion, which determination shall be final and binding absent a finding to the contrary by a court of competent jurisdiction.
Notwithstanding any other provision of this Offer to Purchase, payment of the Consideration and Accrued Interest, if any, with respect to the Securities tendered for purchase and accepted by us pursuant to the Offer will occur only after timely receipt by the Depositary of a Book-Entry Confirmation with respect to such Securities, together with an Agent’s Message and any other required documentation. The tender of Securities pursuant to the Offer by the procedures set forth above will constitute an agreement between the tendering Holder and us in accordance with the terms and subject to the conditions of the Offer. The method of delivery of Securities, the Agent’s Message and all other required documents is at the election and risk of the tendering Holder. In all cases, sufficient time should be allowed to ensure timely delivery.
Alternative, conditional or contingent tenders will not be considered valid. We reserve the right to reject any or all tenders of Securities that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right, subject to applicable law and limitations described elsewhere in this Offer to Purchase, to waive any defects, irregularities or conditions of tender as to particular Securities, including any delay in the submission thereof or any instruction with respect thereto. A waiver of any defect or irregularity with respect to the tender of one Security shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Security. Our interpretations of the terms and conditions of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Any defect or irregularity in connection with tenders of Securities must be cured within such time as we determine, unless waived by us. Tenders of Securities shall not be deemed to have been made until all defects and irregularities have been waived by us or cured. None of us, the Trustee, the Paying Agent, the Calculation Agent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Securities or will incur any liability to Holders for failure to give any such notice.
Compliance with “Short Tendering” Rule
It is a violation of Rule 14e-4 (promulgated under the Exchange Act) for a person, directly or indirectly, to tender Securities for his or her own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Securities being tendered and (b) will cause such Securities to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.
A tender of Securities in the Offer under any of the procedures described above will constitute a binding agreement between the tendering Holder and us with respect to the Offer upon the terms and subject to the conditions of the Offer, including the tendering Holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Securities being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Securities complies with Rule 14e-4.

Withdrawal of Tenders
Securities tendered in the Offer may be validly withdrawn at any time at or prior to the Withdrawal Date. In addition, tendered Securities may be withdrawn at any time after the expiration of the 40th Business Day after the Launch Date if for any reason the Securities have not been accepted for payment by such date. If we make a material change to the terms of the Offer, we will, in accordance with applicable law, allow previously tendered Securities to be withdrawn for a period of time following the date that notice of the amendment or other change is first published or given to Holders that we believe gives Holders a reasonable opportunity to consider such amendment or other change and implement the withdrawal procedures described below. If the Offer is terminated, Securities tendered pursuant to the Offer will be returned promptly to the tendering Holders.
The Company will not be able to definitively determine whether the Maximum Tender Amount is reached, or what the effects of proration may be with respect to the Securities, until after the Expiration Time has passed. Therefore, you will not be able to withdraw tenders of your Securities at the time the Company establishes the amount of Securities to be purchased pursuant to the Offer.
For a withdrawal of a tender of Securities to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at or prior to the Withdrawal Date, by email, mail, overnight courier or hand delivery or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must:
(i)    specify the name of the Holder who tendered the Securities to be withdrawn and, if different, the name of the registered holder of such Securities (or, in the case of Securities tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position as the owner of such Securities);
(ii)    contain a description of the Securities to be withdrawn (including the principal amount of the Securities to be withdrawn); and
(iii)    except in the case of a notice of withdrawal transmitted through ATOP, be signed by such participant in the same manner as the participant’s name is listed in the applicable Agent’s Message, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of such Securities.
The signature on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc., Medallion Signature Program or the Stock Exchange Medallion Program unless such Securities have been tendered for the account of an Eligible Institution. If the Securities to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon the Depositary’s receipt of written or facsimile notice of withdrawal. An “Eligible Institution” is one of the following firms or other entities identified and defined as an “eligible guarantor institution” in Rule 17Ad-15 under the Exchange Act:
(i)    a bank;
(ii)    a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;
(iii)    a credit union;
(iv)    a national securities exchange, registered securities association or clearing agency; or
(v)    a savings institution that is a participant in a Securities Transfer Association recognized program.
A withdrawal of a tender of Securities may not be rescinded, and any Securities properly withdrawn will thereafter not be validly tendered for purposes of the Offer. Withdrawal of Securities may only be accomplished in accordance with the foregoing procedures. Securities validly withdrawn may thereafter be retendered at any time at or prior to the Expiration Time by following the procedures described under “—Procedures for Tendering Securities.”

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender, in our sole discretion, which determination shall be final and binding absent a finding to the contrary by a court of competent jurisdiction. None of us, the Trustee, the Paying Agent, the Calculation Agent, the Dealer Manager, the Depositary or the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.
If we are delayed in our acceptance for purchase of any Securities for any reason, then, without prejudice to our rights hereunder, but subject to applicable law, tendered Securities may be retained by the Depositary on our behalf and may not be validly withdrawn (subject to Rules 13e-4 and 14e-1 under the Exchange Act, which require that we issue or pay the consideration offered or return the Securities deposited by or on behalf of the Holders promptly after the expiration or termination of the Offer).
Acceptance for Payment and Payment for Securities
Upon the terms of the Offer (including the Maximum Tender Amount) and upon satisfaction or, where applicable, waiver of the conditions of the Offer specified herein under “—Conditions to the Offer,” we will, in respect of the Offer, (a) accept for purchase Securities validly tendered (or defectively tendered, if in our sole discretion we waive such defect) and not validly withdrawn up to the Maximum Tender Amount, and (b) promptly pay to DTC, on the Settlement Date, the Consideration (plus an amount equal to Accrued Interest thereon) for Securities that are validly tendered in the Offer and accepted for purchase, in immediately available funds with DTC. In all cases, payment for Securities accepted for purchase pursuant to the Offer will be made only after confirmation of book-entry transfer thereof. Under no circumstances will any interest be payable to Holders because of any delay on the part of the Information Agent, DTC or any other party in the transmission of funds to Holders.
We will be deemed to have accepted for payment pursuant to the Offer and thereby have purchased Securities validly tendered and not properly withdrawn if, as and when we give oral (promptly confirmed in writing) or written notice thereof to the Information Agent of our acceptance of the Securities. The Information Agent will act as agent for the tendering Holders for the purpose of receiving payments from us and transmitting such payments to the tendering Holders. With respect to tendered or deposited Securities that are to be returned to Holders, such Securities will be returned without expense to the tendering Holder (or, in the case of Securities tendered or deposited by book-entry transfer, such Securities will be credited to the account maintained at DTC from which such Securities were delivered) promptly after the expiration or termination of the Offer.
If we are delayed in our acceptance of, purchase of, or payment for, validly tendered Securities or we are unable to accept for purchase or pay for validly tendered Securities pursuant to the Offer for any reason, then, without prejudice to our rights hereunder, but subject to applicable law, tendered Securities may be retained by the Information Agent on our behalf and may not be properly withdrawn, subject to Rules 13e-4 and 14e-1 under the Exchange Act (which require that we pay the consideration offered or return the Securities deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer).
We expressly reserve the right, in our sole discretion and subject to Rules 13e-4 and 14e-1(c) under the Exchange Act, to delay acceptance for payment of or payment for the Securities if any of the conditions to the Offer shall not have been satisfied or, where applicable, waived, or in order to comply, in whole or in part, with any applicable law. We also expressly reserve our right to terminate the Offer at any time, subject to applicable law.
If any tendered Securities are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, such Securities will be credited to an account maintained at DTC, designated by the participant therein that so delivered such Securities promptly following the Expiration Time or the termination of the Offer.
We may transfer or assign, in whole or from time to time in part, to one or more of our affiliates or any third party the right to purchase all or any of the Securities tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice the rights of tendering Holders to receive payment for Securities validly tendered and accepted for payment pursuant to the Offer.
Tendering Holders of Securities purchased in the Offer will not be obligated to pay brokerage fees or commissions to any of HSBC Holdings, the Dealer Manager or the Information Agent, or to pay transfer taxes with respect to the purchase of their Securities. If, however, any Consideration is to be paid to, or if Securities not tendered or not accepted for payment are to be registered in the name of, any person other than a Holder, the amount of any transfer taxes (whether imposed on the Holder or such other person) payable on account of the transfer to such person will be deducted from such Consideration unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. We will pay all other charges and expenses in connection with the Offer.
All Securities accepted in the Offer will be cancelled and retired, and will no longer remain outstanding obligations of HSBC Holdings.
Certain Consequences to Holders of Securities Not Tendering in the Offer
Any of the Securities that are not tendered to us at or prior to the Expiration Time or are not purchased will remain outstanding and will continue to accrue interest (to the extent not cancelled or deemed to have been cancelled pursuant to the terms of the Securities) in accordance with, and will otherwise be entitled to all the rights and privileges under, the indenture and other documents governing the Securities. The trading markets for Securities that are not purchased could become more limited than the existing trading markets for the Securities. More limited trading markets might adversely affect the liquidity, market prices and price volatility of the Securities. If markets for Securities that are not purchased exist or develop, the Securities may trade at a discount to the prices at which they would trade if the principal amount outstanding had not been reduced. In addition, after the expiration of the tenth business day following the Expiration Time, HSBC may acquire Securities that are not purchased in the Offer through open market repurchases, privately negotiated transactions, tender offers, exchange offers, redemptions (including by means of a par redemption) or otherwise, upon such terms and at such prices as HSBC may determine or as may be provided for in the indenture or other documents governing the Securities (which may be on terms more or less favorable than those contemplated in the Offer and, in either case, could be for cash or other consideration). See “Risk Factors–Uncertainty as to the trading markets for Securities not purchased” and “Risk Factors–Treatment of the Securities not purchased.”

TAXATION
THE SUMMARY OF TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE EXHAUSTIVE. ANY HOLDERS WHO ARE IN DOUBT AS TO THEIR OWN TAX POSITION SHOULD CONSULT THEIR PROFESSIONAL ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW. IN PARTICULAR, HOLDERS SHOULD BE AWARE THAT THE TAX LEGISLATION OF ANY JURISDICTION WHERE A HOLDER IS RESIDENT OR OTHERWISE SUBJECT TO TAXATION (AS WELL AS THE JURISDICTIONS DISCUSSED BELOW) MAY HAVE AN IMPACT ON THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES INCLUDING IN RESPECT OF ANY INCOME RECEIVED FROM THE SECURITIES.
Certain U.S. Federal Income Tax Considerations
The following is a summary of certain U.S. federal income tax consequences of the Offer that may be relevant to a beneficial owner of Securities. The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion does not deal with special classes of holders, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt organizations, entities classified as partnerships and the partners therein, nonresident alien individuals present in the United States for more than 182 days in a taxable year, persons holding Securities as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar. This discussion assumes that the Securities are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The discussion does not address the alternative minimum tax, the Medicare tax on net investment income or other aspects of U.S. federal income or state and local taxation that may be relevant to a Holder in light of the Holder’s particular circumstances. Special considerations may be relevant to Holders that also purchase New Securities in the Proposed Issuance and such Holders should consult their own tax advisers concerning the U.S. federal income tax consequences to them of the sale of their Securities pursuant to the Offer and the acquisition of New Securities in the Proposed Issuance.
As used herein, a “U.S. Holder” is a beneficial owner of a Security that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to U.S. federal income tax on a net income basis in respect of a Security. A “Non-U.S. Holder” is a beneficial owner of a Security that is not a U.S. Holder.
U.S. Tax Status of the Securities
The Securities should be treated as equity for U.S. federal income tax purposes, and the following discussion assumes that they are so treated.
Tax Considerations for U.S. Holders
Sale of Securities Pursuant to the Offer
The purchase of the Securities from a U.S. Holder pursuant to the Offer will be treated as either a sale or exchange of Securities or a distribution by us. The purchase will be treated as a sale or exchange by a U.S. Holder if it satisfies one of the tests set forth in Section 302(b) of the Code (described below under “–Determination of Sale or Distribution Treatment”). It will be treated as a distribution on our stock if the U.S. Holder does not satisfy any of these tests.
If the sale of the Securities by a U.S. Holder is treated as a sale or exchange of the U.S. Holder’s Securities, the U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between the amount realized by the U.S. Holder on such sale and the U.S. Holder’s adjusted tax basis in the tendered Securities. A U.S. Holder’s adjusted tax basis generally will be the U.S. dollar value of the purchase price of the Securities. A U.S. Holder’s amount realized generally will be the amount of cash received.
Such gain or loss will generally be U.S. source capital gain or loss and will generally be long-term gain or loss if the U.S. Holder has held the Securities for more than one year. Net long-term capital gain recognized by certain non-corporate U.S. Holders will generally be subject to taxation at preferential rates. Additionally, even if the Securities are held for less than one year, loss recognized on a sale or exchange of the Securities will be long term capital loss to the extent of any interest payments received by the U.S. Holder which constitute qualified dividend income and are also considered “extraordinary dividends.” Interest payments may be considered extraordinary dividends if the U.S. Holder purchased the Securities at a premium. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their tax advisers regarding the applicability of extraordinary dividend treatment in their particular circumstances.
If the purchase of the Securities from a U.S. Holder is treated as a distribution by us, the full amount of cash received by the U.S. Holder for the Securities (without any offset for the U.S. Holder’s tax basis in the purchased Securities) will be treated as a dividend to the extent of our current and accumulated earnings and profits, each, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that, if a U.S. Holder’s sale of the Securities does not satisfy any of the tests set forth in Section 302(b), it will be treated as a dividend with respect to such U.S. Holder. Payments received by a U.S. Holder that are treated as dividends generally will be foreign source income and will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders with respect to dividends received from other U.S. corporations. Dividends received by certain non-corporate U.S. Holders (including individual U.S. Holders) generally will be subject to taxation at the maximum rate applicable to long-term capital gains if the dividends are “qualified dividends.” Subject to certain exceptions for short-term and hedged positions, dividends generally will be “qualified dividends” if (i) either (A) we are eligible for the benefits of a comprehensive income tax treaty with the United States that the Internal Revenue Service (the “IRS”) has approved for purposes of the qualified dividend rules, or (B) the Securities are readily tradable on an established securities market in the United States, and (ii) we were not, in the year prior to the year in which the distribution was paid, and are not, in the year in which distribution is paid, a passive foreign investment company (“PFIC”). We expect to be eligible for the benefits of the comprehensive income tax treaty between the United States and the UK (which has been approved by the IRS for the purposes of the qualified dividend rules). Based on our audited financial statements and relevant market data, we believe that we were not a PFIC for U.S. federal income tax purposes with respect to our 2025 taxable year. In addition, based on our audited financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market data, we do not anticipate becoming a PFIC for our 2026 taxable year. Tendering U.S. Holders should consult their own tax advisers regarding the availability of this reduced dividend tax rate for payments received upon a sale of the Securities pursuant to the Offer.
Determination of Sale or Distribution Treatment.
Among other tests, the purchase of the Securities from a U.S. Holder will be treated as a sale or exchange if it is a “complete redemption of all of the stock” or is not “essentially equivalent to a dividend,” each within the meaning of Section 302(b). In determining whether any of the tests of Section 302(b) is met, shares of our equity (including non-stock interests treated as equity for U.S. federal income tax purposes) actually owned, as well as shares (including non-stock interests treated as equity for U.S. federal income tax purposes) considered to be owned by a U.S. Holder by reason of certain constructive ownership rules, must be taken into account.
The purchase of a U.S. Holder’s Securities will result in a “complete redemption of all the stock” of ours owned by the U.S. Holder if either (1) all of the equity shares actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer or (2) all of the shares of our equity actually owned by the U.S. Holder are exchanged for cash pursuant to the Offer and the U.S. Holder is eligible to waive, and effectively waives, the attribution of all the shares of our equity constructively owned by the U.S. Holder in accordance with the procedures described in Section 302(c)(2) of the Code. Tendering U.S. Holders wishing to satisfy the “complete redemption” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisers concerning the requirements, mechanics and desirability of such a waiver.

The purchase of the Securities will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of a U.S. Holder’s proportionate interest in the shares of the Company’s equity. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder (including a holder of non-stock interests treated as equity for U.S. federal income tax purposes) in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
Because the determination as to whether any of the alternative tests of Section 302(b) is satisfied with respect to a particular holder of the Securities will depend on that holder’s particular facts and circumstances as of the time the determination is made, U.S. Holders should consult their tax advisers to determine the tax treatment of a redemption of the Securities and the consequences if the redemption is treated as a dividend in their own particular circumstances.
Non-Tendering U.S. Holders
A U.S. Holder that does not sell Securities pursuant to the Offer will not recognize any gain or loss, and will have the same adjusted tax basis and holding period in its Securities.
Tax Considerations for Non-U.S. Holders
Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on the sale of a Security pursuant to the Offer (including on the receipt of amounts attributable to Accrued Interest).
Information Reporting and Backup Withholding for U.S. Holders and Non-U.S. Holders
United States persons (as defined in the Code) may be subject to information reporting and backup withholding with respect to payments made pursuant to the Offer unless: (i) the United States person is a corporation or comes within certain other exempt categories and demonstrates this fact when required, or (ii) in the case of backup withholding, the United States person provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Holders who are not United States persons may be required to comply with applicable certification procedures to establish their exemption from information reporting and backup withholding. Backup withholding is not an additional tax and the amount of any backup withholding will be allowed as a credit against a Holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisers about these rules, including the procedures for establishing an exemption from backup withholding.
Certain United Kingdom Tax Consequences
The following is a summary of certain United Kingdom tax consequences of the participation in the Offer by a Holder who is a resident of the United States for tax purposes and not resident in the United Kingdom for United Kingdom tax purposes.
The comments below are of a general nature and are based on current United Kingdom tax law, as applied in England and Wales and HM Revenue & Customs (“HMRC”) practice (which may not be binding on HMRC), in each case as at the latest practicable date before the date of this document. The comments are not intended to be exhaustive. They do not necessarily apply where the income is deemed for tax purposes to be the income of any person other than the Holder. They relate only to the position of persons who hold their Securities as investments (regardless of whether the Holder also carries on a trade, profession or vocation through a permanent establishment, branch or agency to which the Securities are attributable) and are the absolute beneficial owners thereof. Certain classes of persons such as dealers, certain professional investors, or persons connected with HSBC Holdings may be subject to special rules and this summary does not apply to such Holders.

References in this section to “interest” mean amounts that are treated as interest for the purpose of United Kingdom tax law. The statements below do not take account of any different definitions of interest that may prevail under any other law or which may be created by the terms and conditions of the Securities or any related documentation.
Consideration
Payments of the Consideration may be made without withholding or deduction on account of United Kingdom income tax, provided that they do not comprise interest payable on the Securities. If and to the extent that any part of the Consideration is treated as comprising interest, it will be treated in the same way as the amounts paid in respect of the Accrued Interest described below.
Accrued Interest
Payments of accrued interest in respect of the Securities will not be subject to withholding or deduction for or on account of United Kingdom income tax on the basis that, and so long as, the Securities are and continue to be listed on a “recognised stock exchange” within the meaning of Section 1005 of the United Kingdom Income Tax Act 2007. The Irish Stock Exchange (trading as Euronext Dublin) is a “recognised stock exchange” for these purposes. The Securities will be treated as listed on the Irish Stock Exchange if they are both admitted to trading on Euronext Dublin or the Global Exchange Market of Euronext Dublin and are officially listed in Ireland in accordance with provisions corresponding to those generally applicable in countries in the European Economic Area.

CERTAIN ERISA CONSIDERATIONS
A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities, such as collective investment funds and partnerships, and accounts, such as insurance company general and separate accounts, that are deemed to hold the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing participation in the Offer. In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as plans (including individual retirement accounts, entities or accounts deemed to hold the assets of such plans and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” of such Plans with certain persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to such Plans unless exemptive relief is available under a statutory or administrative exemption. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that is engaged in such a non-exempt prohibited transaction may be, among other things, subject to penalties under ERISA and the Code.
Non-U.S. plans, governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to other federal, state, local or non-U.S. laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Law”). Fiduciaries of any such plans subject to Similar Law (“Non-ERISA Plans”) should consult with their counsel before tendering Securities in the Offer to determine the need for, if necessary, and the availability of, any exemptive relief under any Similar Law.
Each Holder tendering Securities in the Offer (and each Plan fiduciary and each fiduciary of a Non-ERISA Plan directing or advising a Plan or Non-ERISA Plan to tender Securities in the Offer) shall be deemed to have represented and warranted that either (a) it is not a Plan or Non-ERISA Plan and it is not tendering such Securities on behalf of any Plan or Non-ERISA Plan or (b) its participation in the Offer will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. None of the Company, HSBC, the Dealer Manager, the Information Agent or any of their respective affiliates has provided, and none of them will provide, any impartial investment recommendation or investment advice, and are not giving any advice in a fiduciary capacity, in connection with any Plan’s participation in the Offer.
Each Plan fiduciary (and each fiduciary for a Non-ERISA Plan) should consult with its legal adviser concerning the potential consequences to the plan under ERISA, Section 4975 of the Code or Similar Law of participation in the Offer.

OFFER RESTRICTIONS
This Offer to Purchase does not constitute an invitation to participate in the Offer in any jurisdiction in which, or to any person to or from whom, it is unlawful to make such invitation or for there to be such participation under applicable securities laws. The distribution of this Offer to Purchase in certain jurisdictions may be restricted by law. Persons into whose possession this Offer to Purchase comes are required by us, the Dealer Manager and the Information Agent to inform themselves about, and to observe, any such restrictions.
General
This Offer to Purchase does not constitute an offer to purchase or sell, or the solicitation of an offer to purchase or sell, any Securities in any jurisdiction in which such offer or solicitation would be unlawful. No offer, solicitation, or sale will be made (and tenders of Securities in the Offer will not be accepted from Holders) in any circumstances in which such offer or solicitation or acceptance is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer and the Dealer Manager or any of the Dealer Manager’s affiliates is such a licensed broker or dealer in any such jurisdiction, the Offer shall be deemed to be made by the Dealer Manager or such Dealer Manager’s affiliate, as the case may be, on behalf of HSBC Holdings in such jurisdiction.
Each tendering Holder participating in the Offer will also be deemed to give certain representations in respect of the jurisdictions referred to below and generally as set out in “Description of the Offer—Other Matters.” Any tender of Securities for purchase pursuant to the Offer from a Holder that is unable to make these representations will not be accepted. Each of HSBC Holdings, the Dealer Manager and the Information Agent reserves the right, in its absolute discretion, to investigate, in relation to any tender of Securities for purchase pursuant to the Offer, whether any such representation given by a Holder is correct and, if such investigation is undertaken and as a result we determine (for any reason) that such representation is not correct, such tender shall not be accepted.
UK
The communication of this Offer to Purchase and any other documents or materials relating to the Offer is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”). Accordingly, this Offer to Purchase and such documents and/or materials are not being distributed to the general public in the UK. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is only directed at and may only be communicated to (1) those persons who are existing members or creditors of HSBC Holdings or other persons within Article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, and (2) any other persons to whom these documents and/or materials may lawfully be communicated.
Belgium
The Offer is not being made, and will not be made or advertised, directly or indirectly, to any individual in Belgium qualifying as a consumer within the meaning of the Belgian Code of Economic Law, as amended (a “Consumer”) and this Offer to Purchase and any other documents or materials relating to the Offer have not been and may not be distributed, directly or indirectly, in Belgium to Consumers.
Italy
None of the Offer, this Offer to Purchase or any other document or materials relating to the Offer have been or will be submitted to the clearance procedures of the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian laws and regulations. The Offer is being carried out in the Republic of Italy as an exempted offer pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of February 24, 1998, as amended (the “Financial Services Act”) and article 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of May 14, 1999, as amended. Holders or beneficial owners of the Securities that are located in the Republic of Italy can tender the Securities for purchase in the Offer through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the Financial

Services Act, CONSOB Regulation No. 20307 of February 15, 2018, as amended from time to time, and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.
Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the Securities and/or the Offer.
Hong Kong
The contents of this Offer to Purchase have not been reviewed by any regulatory authority in Hong Kong. Holders of Securities should exercise caution in relation to the Offer. If a holder of the Securities is in any doubt about any of the contents of this Offer to Purchase, such holder should obtain independent professional advice. The Offer has not been made and will not be made in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of the laws of Hong Kong (the “SFO”) and any rules made under that ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of the laws of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance.
Further, no person has issued or had in its possession for the purposes of issue, or will issue or have in its possession for the purposes of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the Offer, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Offer and/or the Securities which are or are intended to be made only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder. This Offer to Purchase and the information contained herein may not be used other than by the person to whom it is addressed and may not be reproduced in any form or transferred to any person in Hong Kong. The Offer is not intended to be made to the public in Hong Kong and it is not the intention of HSBC Holdings that the Offer be made to the public in Hong Kong.
France
This Offer to Purchase and any other offering material relating to the Offer may not be distributed in the Republic of France except to qualified investors as defined in Article 2(e) of Regulation (EU) 2017/1129.

DEALER MANAGER; INFORMATION AGENT
In connection with the Offer, we have retained HSBC Bank plc to act on our behalf as Dealer Manager and Global Bondholder Services Corporation (“GBSC”) to act as Information Agent and Depositary, each of which will receive customary fees for its services. We have agreed to reimburse the Dealer Manager and GBSC for certain of their out-of-pocket expenses and to indemnify them against certain liabilities, including in certain cases liabilities under federal securities laws. In connection with the Offer, we will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Offer and related documents to the beneficial owners of the Securities and in handling or forwarding tenders of Securities by their customers.
Any Holder that has questions concerning the terms of the Offer may contact the Dealer Manager at:
HSBC Bank plc
8 Canada Square
London E14 5HQ
United Kingdom
Attention: Liability Management, DCM
Telephone: +44 (0)20 7992 6237 / US: +1 (212) 525-5552 (Collect) / +1 (888) HSBC-4LM (Toll Free)
Email: liability.management@hsbcib.com
Questions and requests for assistance or additional copies of this Offer to Purchase may be directed to the Information Agent at:
Global Bondholder Services Corporation
65 Broadway – Suite 404
New York, New York 10006
Attn: Corporate Actions
Toll free: +1 (855) 654-2014
Banks and brokers: +1 (212) 430-3774
E-mail: contact@gbsc-usa.com
Holders may also contact their broker, dealer, custodian bank, depository, trust company or other nominee for assistance concerning the Offer.
All correspondence in connection with the Offer should be sent or delivered to the Information Agent at the above address. Any Holder or beneficial owner that has questions concerning tender procedures should contact the Information Agent.
The Dealer Manager may contact Holders regarding the Offer and may request brokers, dealers, custodian banks, depositories, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Securities.
The Dealer Manager is an affiliate of HSBC Holdings and, in the ordinary course of its business, makes markets in securities of HSBC Holdings, including the Securities, for its own accounts and for the accounts of its customers. As a result, from time to time, the Dealer Manager may own certain of HSBC Holdings’ securities, including the Securities. The Dealer Manager and its affiliates may from time to time provide certain commercial banking, financial advisory and investment banking services to HSBC for which they would receive customary fees. In the ordinary course of their businesses, the Dealer Manager and its affiliates may at any time hold long or short positions, and may trade for their own account or the accounts of customers, in the debt or equity securities of HSBC Holdings, including any of the Securities and, to the extent that the Dealer Manager and its affiliates own Securities during the Offer, they may tender such Securities pursuant to the terms of the Offer. The Dealer Manager and its affiliates may from time to time in the future engage in future transactions with HSBC and provide services to HSBC in the ordinary course of their respective businesses.
Neither the Dealer Manager nor GBSC assumes any responsibility for the accuracy or completeness of the information concerning HSBC contained or incorporated by reference in this Offer to Purchase or for any failure by

HSBC Holdings to disclose events that may have occurred and may affect the significance or accuracy of such information.

HSBC Holdings plc

Offer to Purchase
Dealer Manager
HSBC Bank plc
Offer to Purchase dated November 5, 2026